SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”), effective as of August 8, 2016 is by and between Park Avenue Institutional Advisers LLC, a Delaware limited liability company (the “Adviser”), and J.P. Morgan Investment Management Inc., a Delaware corporation (the “Sub-Adviser”) and, as a third-party beneficiary hereto, Guardian Variable Products Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue separate series, each of which may offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies, and limitations; and

WHEREAS, the Trust may offer shares of additional series in the future; and

WHEREAS, pursuant to an Investment Advisory Agreement (the “Investment Advisory Agreement”) by and between the Trust and the Adviser, the Trust has appointed the Adviser to furnish investment advisory and other services to the Trust on behalf of one or more of its series; and

WHEREAS, pursuant to authority granted to the Adviser under the Investment Advisory Agreement, and subject to the terms and provisions of this Agreement, the Adviser desires to retain the Sub-Adviser to manage one or more of the series of the Trust or such portion of the series as the Adviser shall from time to time direct, and the Sub-Adviser is willing to furnish such services in accordance with the terms and provisions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby agree as follows:

1.

Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the series, or a portion thereof, of the Trust as set forth on Schedule A hereto (the “Series”) for the period and on the terms set forth in this Agreement. To the extent that the Sub-Adviser is not providing advisory services to the entire Series, the term, “Series,” shall be interpreted for purposes of this Agreement to only include those assets of the Series over which the Sub-Adviser is directed by the Adviser to provide investment sub-advisory services. The Adviser may, in its sole discretion, allocate all, only a portion or none of a Series’ assets to the Sub-Adviser for management. The Sub-Adviser will be responsible for the investment of only the assets which the Adviser allocates to the Sub-Adviser for management under this Agreement, plus all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all interest, dividends and appreciation on investments, less depreciation thereof and withdrawals by the Adviser therefrom. The Sub-Adviser accepts that appointment and agrees to render for the Series the services herein set forth, for the compensation herein provided.

2.	Duties as Sub-Adviser. Pursuant to this Agreement and subject to the supervision and direction of the Trust’s Board of Trustees (the “Board”) and direction and oversight of the Adviser, the Sub-Adviser shall, with respect to the Series, provide the Series with investment research, advice and furnish a continuous investment program for, and manage the investment and reinvestment of, the Series. In this regard, the Sub-Adviser shall, with respect to the Series, determine in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Series within the provisions of this Agreement, all applicable laws, rules and regulations and the Trust’s registration statement, as it relates to the Series, on Form N-1A under the 1940 Act as amended from time to time, or any successor form thereto (the “Registration Statement”), including but not limited to, the parameters of the investment objective, policies, restrictions and guidelines applicable to the Series as provided in the Registration Statement (the “Investment Guidelines”). To the extent permitted by the Investment Guidelines, the Sub-Adviser is authorized, on behalf of each Series, to negotiate and finalize on behalf of the Series the terms of any account opening documents, prime brokerage, futures and other related agreements, any ISDA master agreement, master repurchase agreement, master securities lending agreement, master securities forward transaction agreement, or any other master swap or over-the-counter trading documentation, including any schedule or credit support annex thereto, any related clearing agreements or control agreements and any other agreement related to the foregoing (collectively, “Trading Agreements”). Upon the reasonable request of the Adviser and Adviser’s execution of a confidentiality agreement, the Sub-Adviser shall provide a copy of any Trading Agreement to the Adviser prior to implementing it on behalf of a Series for the Adviser’s review and consent. The Sub-Adviser agrees to comply with any requirements with regard to terms and conditions of, or counterparties to, Trading Agreements, as the Adviser may specify from time to time, including requirements regarding the credit ratings or other characteristics of proposed counterparties. The Sub-Adviser is also authorized, on behalf of a Series, to (i) issue to brokers, banks and other entities instructions to purchase, sell, exchange, convert, trade, borrow, pledge and otherwise generally deal in and with any security instrument or other asset for the account of the Series; (ii) hire at the Sub-Adviser’s own expense, consultants, advisers, accountants, attorneys or any other person or firm performing similar functions, to assist the Sub-Adviser in providing services to the Series on any and all matters deemed appropriate by the Sub-Adviser, subject to the Trust/Adviser Procedures (as defined below, provided that the Sub-Adviser may not retain a sub-sub-investment adviser; and (iii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures. The Sub-Adviser further agrees as follows:

(a) The Sub-Adviser will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, and any applicable compliance policies or procedures of the Trust or the Adviser (“Trust/Adviser Procedures”), of which the Sub-Adviser has been sent a copy or will be sent a copy prior to providing any services to the applicable Series under this Agreement, as such Trust/Adviser Procedures may be revised or amended from time to time. In carrying out its duties under this Agreement, the Sub-Adviser will comply with the following:

(i) The Sub-Adviser will manage each Series so that it meets (i) the income and asset diversification requirements of Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the diversification requirements of Section 817(h) of the Code, and the regulations issued thereunder.

(ii) The Sub-Adviser will exercise voting rights with respect to securities held on behalf of the Series in accordance with written policies and procedures adopted by the Sub-Adviser pursuant to Rule 206(4)-6 under the Investment Advisers Act of 1940 (the “Advisers Act”), which may be amended from time to time, and which at all times shall comply with the requirements of applicable federal statutes and regulations and any related guidance of the Securities and Exchange Commission (“SEC”) relating to such statutes and regulations (collectively, “Proxy Voting Policies and Procedures”). The Sub-Adviser shall vote proxies on behalf of a Series in a manner deemed by the Sub-Adviser to be in the best interests of the Series pursuant to the Sub-Adviser’s written Proxy Voting Policies and Procedures. The Sub-Adviser shall provide disclosure regarding the Proxy Voting Policies and Procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement. The Sub-Adviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX). The Sub-Adviser shall certify at least annually or more often as may reasonably be requested by the Adviser or the Board, as to its compliance with its own Proxy Voting Policies and Procedures and applicable federal statutes and regulations.

(iii) In connection with the purchase and sale of securities for each Series, the Sub-Adviser will arrange for the transmission to the custodian and portfolio accounting agent for the Series on a daily basis, such confirmation, trade tickets, and other documents and information, including, but not limited to, CUSIP, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform their administrative and record keeping responsibilities with respect to the Series. With respect to portfolio securities to be settled through the Depository Trust Company, the Sub-Adviser will arrange for the prompt transmission of the confirmation of such trades to the Series’ custodian and portfolio accounting agent.

(iv) The Sub-Adviser and its affiliates shall at no time have custody or physical control of any assets or cash of the Series. The parties acknowledge that the Sub-Adviser is not a custodian of the Series’ assets and will not take possession or custody of such assets.

(v) Regardless of whether the Sub-Adviser is registered with the National Futures Association as a commodity trading advisor, the Sub-Adviser will provide any commodity trading advice to each Series as if the Sub-Adviser were exempt from registration as a commodity trading advisor. The Sub-Adviser acknowledges that the each Series will rely on Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 and shall manage each Series in a manner consistent with the representations contained in the Series’ notice of eligibility on file with the National Futures Association.

(vi) In furnishing services hereunder, the Sub-Adviser will not consult concerning transactions (in securities or other assets) entered into or proposed to be entered into for the Series with any other sub-adviser to (i) the Series, (ii) any other Series of the Trust or (iii) any other investment company holding itself out to investors as a related company to the Trust for purposes of investment or investor services. (Nothing in this Section 2(a)(vi) shall be deemed to prohibit the Sub-Adviser from consulting with any of the other sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act. In addition, nothing herein shall be deemed to prohibit the Adviser and the Sub-Adviser from consulting with each other concerning transactions for the Series in securities or other assets.)

(b) On behalf of the Series, the Adviser hereby authorizes any entity or person associated with the Sub-Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Series which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 11a2-2(T) thereunder, and on behalf of the Series, the Adviser hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Sub-Adviser agrees that it will not deal with itself, or with members of the Board or any principal underwriter of the Series, as principals or agents in making purchases or sales of securities or other property for the account of the Series, nor will the Sub-Adviser purchase any securities from an underwriting or selling group in which the Sub-Adviser or its affiliates is participating, or arrange for purchases and sales of securities between the Series and another account advised by the Sub-Adviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Series from time to time and disclosed to the Sub-Adviser, and will comply with all other applicable provisions of the Trust’s then-current Registration Statement, relative to the Series and the Sub-Adviser and its directors, officers and employees.

3.	Series Transactions.

(a) In connection with purchases and sales of portfolio securities and other instruments for the account of the Series, neither the Sub-Adviser nor its affiliated persons (as defined in the 1940 Act) or any of their respective partners, officers or employees shall act as principal, except as otherwise permitted by the 1940 Act. The Sub-Adviser or its agents shall arrange for the placing of orders for the purchase and sale of portfolio securities and other financial instruments for the Series’ account either directly with the issuer or with any counterparty.

(b) In the selection of brokers or dealers and the placing of such orders, the Sub-Adviser is directed at all times to seek to obtain the best overall terms available for the Series, taking into account the factors it deems relevant including: price (including, but not limited to, the applicable brokerage commission or dollar spread); the size of the order; the nature of the market for the security; the timing of the transaction; the reputation, experience and financial stability of the broker-dealer involved; the quality of the service; the difficulty of execution; the execution capabilities and operational facilities of the firm involved; the firm’s risk in positioning a block of securities; both for the specific transaction and on a continuing basis (“Best Execution”). It is understood that it may be desirable for the Series that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses that are consistent with Section 28(e) of the 1934 Act and, therefore, in evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the 1934 Act). Consistent with Section 28(e) of the 1934 Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services to the Series and other accounts over which the Sub-Adviser or any of its affiliates exercises investment discretion a commission for executing a portfolio transaction for the Series which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, the Sub-Adviser determines in good faith that the amount of commissions for executing such portfolio transactions is reasonable in relation to the value of the brokerage and research services provided by such brokers viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-adviser and its affiliates to their discretionary clients, including the Series, subject to review by the Adviser and the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients. Upon request, Sub-Adviser will confirm that it believes it has received best execution of trades for the Series and will provide a description of the brokerage and research services received. The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Series as well as its other clients, aggregate, to the extent permitted by applicable laws, rules and regulations, the securities to be sold or purchased for the Series with trades of other clients of the Sub-Adviser in the same issuer occurring on the same day. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Sub-Adviser in a manner that it considers equitable and consistent with its obligations to the Series and such other clients. The Board may from time to time adopt policies and procedures that modify and/or restrict the Sub-Adviser’s authority regarding the execution of the Series’ portfolio transactions provided herein. The Adviser acknowledges and agrees that such restrictions may affect the quality of the trade executions for the Series and that trades for the Series will take place after all of the trades in the same security for the Sub-Adviser’s other clients.

(c) The Sub-Adviser will be responsible for meeting the Sub-Adviser’s regulatory obligations, including the preparation and filing of such reports with respect to the assets of a Series reflecting holdings over which the Sub-Adviser or its affiliates have investment discretion as may be required from time to time, including but not limited to Schedule 13G and Form 13F under the 1934 Act. For purposes of all applicable filing requirements under the 1934 Act, including without limitation Sections 13(d) and (g), and other laws, the Sub-Adviser shall be deemed to have sole investment discretion with respect to all securities held in the Series.

(d) To the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Series (including, but not limited to, the identity of the Series and its market value), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Series in accordance with the terms of this Agreement.

(e) The Adviser hereby acknowledges receipt of the current best execution policy of the Sub-Adviser’s London branch and, subject to the requirements of U.S. law, consents to the Sub-Adviser following such policy. In addition, the Adviser agrees that the Sub-Adviser may execute trades in markets that are not “regulated markets” as that term is defined in the “Markets in Financial Instruments Directive” and may utilize a multilateral trading facility.

(f) The Series or Trust may establish one or more wholly-owned subsidiaries of the Series or Trust through which the Series may conduct a significant portion of its commodities investing activities or for other investment purposes.

4.	Cash Flows.

(a) The Adviser shall have the right at any time to increase or decrease the allocation of the Series to the Sub-Adviser in accordance with this Section 4, if the Adviser deems such increase or decrease appropriate.

(b) The parties to this Agreement acknowledge that the composition of the assets in the Series will fluctuate on a regular basis due to inflows and outflows resulting from purchases or redemptions made by the Series’ investors (“Cash Flows”). A final position of the assets in the Series taking account of the Cash Flows (“Final Asset Position”) will be calculated by the Adviser or its agents at regular intervals before the date on which Cash Flows are made (the “Value Date”).

(c) Subject to sub-section d of this section 4, the Adviser agrees that the Sub-Adviser shall only make investment decisions or execute trades on the basis of Final Asset Positions as communicated by the Adviser in accordance with sub-section b of this section 4, unless otherwise requested by the Adviser.

(d) To the extent the Adviser (i) communicates preliminary asset positions which are expected to result from future Cash Flows (“Preliminary Asset Positions”) and (ii) instructs the Sub-Adviser to invest on the basis of such Preliminary Asset Positions, the Adviser shall be liable for any overdraft charges, trading costs, buy-in fees or any other costs associated with settlement failures as a result of discrepancies between the Preliminary Asset Positions and the Final Asset Positions.

(e) The Adviser agrees to inform the Sub-Advisor promptly of any event which will or may have a material impact on the short-term liquidity of the Series upon which parties shall coordinate further steps to be taken to resolve any possible overdraft or shortage in liquidity.

5.	Compensation of the Sub-Adviser.

(a) For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, Adviser, not the Series, shall pay to the Sub-Adviser a fee, computed daily and payable monthly, in arrears, at an annual rate of the average daily net assets of the Series in accordance with the schedule attached hereto as Schedule A.

(b) If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

6.

Expenses. The Sub-Adviser agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. The Series shall be responsible for payment of brokerage commissions, transfer fees, registration costs, transaction-related taxes and other similar costs and transaction-related expenses and fees arising out of transactions effected on behalf of the Series, which shall be deducted from the Series. Subject to the foregoing, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, including without limitation, all costs associated with attending or otherwise participating in regular or special meetings of the Board or shareholders, or with the Adviser, as requested, and additions or modifications to the Sub-Adviser’s operations necessary to perform its services hereunder in compliance with this Agreement, the Investment Guidelines, and applicable law. The Sub-Adviser shall be responsible for the reasonable out-of-pocket expenses incurred by the Adviser in the preparation, printing, filing and mailing of information statements and/or other disclosure materials that are caused solely by the Sub-Adviser or any affiliate of the Sub-Adviser (including, but not limited to, the legal fees associated with preparation, printing, filing and mailing thereof, as well as any shareholder meeting and/or solicitation costs, if applicable).

7.	Delivery of Information, Reports and Certain Notifications.

(a) The Adviser agrees to furnish to the Sub-Adviser current prospectuses, statements of additional information, proxy statements, reports to shareholders, financial statements, the Declaration of Trust, the By-Laws, any amendments or supplements to any of the foregoing and such other information with regard to the affairs of the Series as the Sub-Adviser may reasonably request.

(b) The Sub-Adviser shall report to the Adviser and to the Board and shall make appropriate persons, including portfolio managers, available for the purpose of reviewing with representatives of the Adviser and the Board on a regular basis at reasonable times the management of the Series, including the performance of the Series, as requested by the Adviser.

(c) The Sub-Adviser will make available to the Series and the Adviser, on a timely basis as the Adviser may reasonably request, copies of any of the Series’ investment records and ledgers maintained by the Sub-Adviser for the Series (which shall not include the records and ledgers maintained by the custodian or portfolio accounting agent for the Series) as are necessary to assist the Series and the Adviser to comply with requirements of the 1940 Act and the Advisers Act as well as other applicable laws. The Sub-Adviser shall cooperate with the Adviser with respect to any requests from regulatory authorities having the requisite authority and provide the Adviser and the Trust, on a timely basis as the Adviser may reasonably request, with information or reports in connection with services provided pursuant to this Agreement which may be requested in order for such regulatory authority to ascertain whether the operations of the Series are being conducted in a manner consistent with applicable laws and regulations.

(d) The Sub-Adviser shall provide the Adviser, the Series or the Board with such information and assurances (including certifications and sub-certifications), on a timely basis as the Adviser may reasonably request, and shall provide the Adviser, the Series, or the Board with such assistance as the Adviser, the Trust, on behalf of the Series, or the Board may reasonably request from time to time in order to assist in compliance with applicable laws, rules, regulations and exemptive orders, including but not limited to, requirements in connection with the Adviser’s, the Sub-Adviser’s or the Board’s fulfillment of their responsibilities under Section 15(c) of the 1940 Act, Rules 17j-1 and 38a-1 under the 1940 Act, and the preparation and/or filing of periodic and other reports and filings required to maintain the registration and qualification of the Series, or to meet other regulatory or tax requirements applicable to the Series, under federal and state securities, commodities and tax laws and other applicable laws. The Sub-Adviser shall review the portion of draft reports to shareholders, Registration Statements or amendments or supplements thereto that relate to the Sub-Adviser or its management of the Series and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis as the Adviser may reasonably request, and provide certifications or sub-certifications on a timely basis as the Adviser may reasonably request as to the accuracy of the information provided by the Sub-Adviser and/or contained in such reports or other documents.

(e) The Sub-Adviser agrees to provide and update, on a timely basis as the Adviser may reasonably request, but no less frequently than quarterly a list of affiliates of the Sub-Adviser.

(f) The Sub-Adviser agrees to provide, on a timely basis as the Adviser may reasonably request its performance composite of accounts it manages that follow the same investment strategy as the Series to allow the Series or its agent to present information concerning the Sub-Adviser’s prior performance in the Registration Statement and any permissible reports and materials prepared by the Series or its agent, including proxy statements and information statements.

8.	Cooperation with the Series, the Adviser and Other Service Providers.

(a) The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser and the Series, and any designee of the Adviser or the Series identified to the Sub-Adviser as acting on behalf of the Adviser or the Series (such as, without limitation, the Series’ custodian and accounting agent) and to provide the foregoing persons such information with respect to the Series as they may reasonably request from time to time in the performance of their obligations; provide prompt responses to reasonable requests made by such persons; and establish and maintain appropriate operational interfaces with such persons so as to promote the efficient exchange of information and compliance with applicable laws, rules and regulations, and the guidelines, adopted or implemented with respect to the Series and/or the Sub-Adviser.

(b) Without limiting the generality of the foregoing and in furtherance thereof, the Sub-Adviser shall report to the Series’ custodian and accounting agent all trades in the Series daily (in such form and at such times as mutually agreed by the

Sub-Adviser and the Series’ custodian and accounting agent).

(c) The Sub-Adviser shall provide reasonable and prompt assistance to the Board, the Adviser, the custodian or administrator for the Series in their determination of the value of any portfolio securities or other assets or liabilities of the Series for which the Adviser, custodian or administrator seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser. The Sub-Adviser shall promptly notify the Adviser if, for any reason, the Sub-Adviser believes that the price of any security or other investment in the Series may not accurately reflect the value thereof.

(d) The Sub-Adviser agrees that, upon the Adviser’s request, it shall certify to the Series on a timely basis after the end of each calendar quarter that it has complied with all of the Investment Guidelines, all applicable laws and regulations and other conditions and agreements contained herein during the prior calendar quarter.

(e) The Sub-Adviser shall provide reasonable support to the Series and the Adviser in their preparation and presentation of the Series’ financial statements.

(f) The Sub-Adviser shall further notify the Adviser promptly upon detection of any error in connection with its management of the Series, including but not limited to any trade errors or valuation errors and the corrective action taken.

(g) Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC, CFTC and state regulators) in connection with any investigation or inquiry relating to this Agreement or the Series by such authorities.

(h) From time to time the Adviser may seek the assistance of the Sub-Adviser, and the Sub-Adviser shall cooperate to provide reasonable assistance to the Adviser, in connection with the development of written and/or printed materials, including but not limited to, PowerPoint® or slide presentations, news releases, advertisements, brochures, fact sheets and other promotional, informational or marketing materials (the “Marketing Materials”) for internal use or public dissemination, that are produced or for use or reference by the Adviser, its affiliates or other designees, broker-dealers or the public in connection with the Series. The Sub-Adviser shall review and respond to draft Marketing Materials provided to it by the Adviser for review and comment on a timely basis as the Adviser may reasonably request.

9.	Compliance.

(a) The Sub-Adviser shall notify the Adviser as soon as reasonably practicable after its detection of any breach of any of the Investment Guidelines, Trust/Adviser Procedures, the Registration Statement and of any violation of any applicable law or regulation, including the 1940 Act, the CEA and Subchapter M of the Code, as applicable, relating to the Series. The Sub-Adviser shall also notify the Adviser as soon as reasonably practicable after its detection of any material violations of the Sub-Adviser’s own compliance policies and procedures that directly relate to its management of the Series,

(b) The Sub-Adviser shall as soon as reasonably practicable, notify the Adviser and the Trust in writing of the occurrence of any of the following events (which, as applicable, may be at the same time it notifies its other clients): (i) any breach of this

Agreement; (ii) any of the representations and warranties of the Sub-Adviser contained herein becomes untrue after the execution of this Agreement; (iii) any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation or if the Sub-Adviser will become subject to any statutory disqualification pursuant to Section 9(b) of the 1940 Act or otherwise that prevents the Sub-Adviser from serving as an investment adviser or performing its duties pursuant to this Agreement; (iv) to the extent permitted by law, regulation or regulatory requirement, when the Sub-Adviser shall have been served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation applicable to it, at law or in equity, before or by any court, public board or body, the outcome of which could have a material adverse effect on its management of the Series; (v) any publicly announced proposed change in control of the Sub-Adviser; (vi) any publicly announced proposed assignment of this Agreement; (vii) the Sub-Adviser becomes aware of any material fact respecting or relating to the Sub-Adviser or the investment strategies of the Series that is not contained in the Registration Statement, as amended and supplemented from time to time, regarding the Series, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement respecting or relating to the Sub-Adviser, the Sub-Adviser’s investment strategies or the Series contained in the Registration Statement that becomes untrue in any material respect; (viii) any change in the Sub-Adviser’s financial condition which could impact its abilities to perform its duties hereunder; (ix) Sub-Adviser becomes aware of any event or circumstance that will constitute (or will constitute with the passage of time) a default, event of default, or termination event (or other similar event or circumstance, however defined) under any Trading Agreement with respect to the Series, and Sub-Adviser hereby agrees to use its best efforts to monitor the occurrence of any such event or circumstance; (x) any change in the Sub-Adviser’s status as a registered CTA or member of the National Futures Association (“NFA”) or, if the Sub-Adviser is relying on an exemption or exclusion from registration as a CTA, of any event that will make it ineligible for such exemption or exclusion; and (xi) the Sub-Adviser receives a finding of a deficiency from the SEC in an exam that will have a material adverse impact on its management of the Series.

(c) The Sub-Adviser represents and warrants that it has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act that are reasonably designed to prevent violations of the Advisers Act and the rules thereunder by the Sub-Adviser and its supervised persons and by other applicable regulations (the Compliance Program”). The Sub-Adviser represents and warrants that it has provided the Adviser and the Trust with summaries of its Compliance Program. The Sub-Adviser shall as soon as reasonably practicable notify the Adviser, the Series’ Chief Compliance Officer, and the Trust of any material changes to (including policies added to or deleted from) its Compliance Program as they pertain to activities performed for or on behalf of the Series. The Series, the Adviser, or the Series’ Chief Compliance Officer may make any reasonable request for the provision of information or for other cooperation from the Sub-Adviser with respect to the Sub-Adviser’s duties under this Agreement, and the Sub-Adviser shall use its best efforts to promptly comply with such request provided such disclosure is consistent with its disclosure policies and practices, including without limitation furnishing the Series, the Adviser, or the Series’ Chief Compliance Officer with such documents, reports, data and other information as the Series may reasonably request regarding transactions on behalf of the Series, the Sub-Adviser’s performance hereunder or compliance with the terms hereof, and participating in such meetings (and on-site visits among representatives of the Series and the Sub-Adviser) as the Series may reasonably request. The Sub-Adviser agrees to maintain and implement its Compliance Program.

(d) The Sub-Adviser represents and warrants that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and has provided the Series with a copy of the code of ethics and evidence of its adoption, and will notify the Sub-Adviser of any material changes to (including policies added to or deleted from) its code of ethics. Within 30 days of the end of the last calendar quarter of each year while this Agreement is in effect or upon the written request of the Series, the Sub-Adviser or the Sub-Adviser’s Chief Compliance Officer shall certify to the Series that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Section 204A during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation and Sub-Adviser has provided a written report to the Adviser and the Series regarding a violation by an employee directly involved in the management of the Series. Upon the written request of the Series, the Adviser, or the Series’ Chief Compliance Officer, the Sub-Adviser shall permit the Series, the Adviser, and their employees or agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1) with respect to employees directly involved in the management of the Series.

(e) The Sub-Adviser shall use commercially reasonable efforts to maintain business continuity, disaster recovery and backup capabilities and facilities necessary to perform its obligations hereunder with minimal disruptions or delays. On a timely basis as the Adviser may reasonably request, the Sub-Adviser shall provide to the Adviser a written summary of its business continuity, disaster recovery and backup plan(s) and written certification regarding such plans with respect to the Series to satisfy the Adviser’s and Series’ reasonable inquiries to assist the Series in complying with Rule 38a-1 under the 1940 Act. The Sub-Adviser shall notify the Adviser, as soon as practicable by telephone, electronic mail or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event requiring the Sub-Adviser to implement any procedures under any such plans that affect the Sub-Adviser’s management of the Series.

(f) The Sub-Adviser represents and warrants that it has adopted and will maintain cybersecurity measures consistent with SEC guidelines and shall as soon as reasonably practicable notify the Adviser and the Series of any breach of information with respect to the Series.

10.	Insurance. The Sub-Adviser shall maintain Bankers Professional Liability including errors and omissions insurance coverage in the amount of $25,000,000 per wrongful act and Bankers Blanket Bond including fidelity insurance coverage in the amount of $25,000,000 for each loss, from insurance providers that are rated A-VIII or better by A.M. Best. Upon request, Sub-Adviser shall provide the Adviser with access to web-based Memorandum of Insurance evidencing compliance with the insurance coverage described in this section.

11.	Status of the Sub-Adviser. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Series in any way or otherwise be deemed an agent of the Adviser or the Series.

12.	Services Not Exclusive. Adviser understands that Sub-Adviser and its affiliates perform investment advisory services for various clients. Adviser agrees that Sub-Adviser may give advice and take action with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Series. It is Sub-Adviser’s policy, to the extent practicable, to allocate investment opportunities among clients over a period of time on a fair and equitable basis. Adviser recognizes that Sub-Adviser, in effecting transactions for its various accounts, may not always be able to take or liquidate investment positions in the same security at the same time and at the same price. It is understood that Sub-Adviser shall not have any obligations to purchase or sell, or to recommend for purchase or sale, for the Series any security which Sub-Adviser or its affiliates, their directors, officers, principals or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of Sub-Adviser such transaction or investment appears unsuitable, impractical or undesirable for the account, except as required by law. Nothing in this Agreement will in any way limit or restrict Sub-Adviser or any of its respective officers, directors, principals, affiliates or employees from buying, selling or trading in any securities for its or their own accounts or other accounts. Adviser acknowledges and agrees that Sub-Adviser and its affiliates may make different investment decisions with respect to each of its clients or for its own account, and that such fact shall not be relied upon by Adviser or any of Adviser’s agents or representatives as evidence of a breach of Sub-Adviser’s duties hereunder. Nothing in this Agreement shall limit or restrict the right of the Sub-Adviser, the Adviser, the Series, the Trust, or any of their respective directors, officers, affiliates or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

13.	Additional Representations and Warranties of the Sub-Adviser.

(a) The Sub-Adviser represents and warrants to the Adviser that: (i) it is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; (ii) it is either appropriately registered with the CFTC as a CTA and is a member of the NFA or is exempt or excluded from CFTC registration requirements; (iii) it will maintain each such registration, license or membership in effect at all times during the term of this Agreement and will obtain and maintain such additional governmental, self-regulatory, exchange or other licenses, approvals and/or memberships and file and maintain effective such other registrations as may be required to enable the Sub-Adviser to perform its obligations under this Agreement; (iv) it is duly organized and validly existing, and is authorized to enter into this Agreement and to perform its obligations hereunder and this Agreement has been duly executed and delivered by the Sub-Adviser; (v) this Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and (vi) neither the execution or delivery of this Agreement by the Sub-Adviser nor its performance of its obligations hereunder shall conflict with, violate, breach or constitute a default under any term or provision of its constituent or governing documents or any indenture, mortgage, deed of trust, instrument, agreement or other document to which the Sub-Adviser is a party or by which it is bound or to which any of its assets are subject or any applicable statute, law, rule, regulation, order or other legal requirement applicable to the Sub-Adviser or any of its assets.

(b) The Sub-Adviser represents and warrants that it has delivered to the Series at least 48 hours prior to the execution of this Agreement a copy of the Sub-Adviser’s current Form ADV (Parts 1 and 2) and all information in such document is complete and accurate in all material respects as of the date hereof and is in conformity in all material respects with applicable securities laws, rules and regulations. The Sub-Adviser hereby covenants and agrees to promptly deliver to the Series and the Adviser all amendments to its Form ADV.

(c) The Sub-Adviser acknowledges and agrees that it has not received legal or regulatory advice from the Series, the Adviser or any of their respective employees or representatives, and is not entitled to rely on any statements or omissions by such employees or representatives regarding applicable law or regulation in satisfying its obligations hereunder, including its obligation to comply with all applicable laws and regulations.

(d) The Sub-Adviser has reviewed the most recent Registration Statement or amendment that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information about the principal investment strategies, principal investment risks, and principal investment limitations of the Series, the Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact, which was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.}} With respect to the disclosure about the Sub-Adviser or the principal investment risks of the Series, the Sub-Adviser represents and warrants that it: (i) has not and will not disclose to the Adviser or the Trust for use in any Registration Statement any untrue statement of a material fact or omit any statement of a material fact, which was required to be stated in such disclosure to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and (ii) will promptly provide notice to the Adviser and Trust in the event that the Registration Statement contains any untrue statement of any material fact or omits any statement of a material fact, which was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

14.	Representations and Warranties of the Adviser. The Adviser represents and warrants to the Sub-Adviser that: (i) it is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, (ii) it is duly organized and validly existing, and is authorized to enter into this Agreement and to perform its obligations hereunder and this Agreement has been duly executed and delivered by the Adviser; (iii) it is either appropriately registered with the CFTC as a CTA and is a member of the NFA or is exempt or excluded from CFTC registration requirements; (iv) it will maintain each such registration, license or membership in effect at all times during the term of this Agreement and will obtain and maintain such additional governmental, self-regulatory, exchange or other licenses, approvals and/or memberships and file and maintain effective such other registrations as may be required to enable the Adviser to perform its obligations under this Agreement; (v) this Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (vi) neither the execution or delivery of this Agreement by the Adviser nor its performance of its obligations hereunder shall conflict with, violate, breach or constitute a default under any term or provision of its constituent or governing documents or any indenture, mortgage, deed of trust, instrument, agreement or other document to which the Adviser is a party or by which it is bound or to which any of its assets are subject or any applicable statute, law, rule, regulation, order or other legal requirement applicable to the Adviser or any of its assets; and (vii) the most recent Registration Statement or amendment, with respect to the disclosure about the Adviser, the Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact, which was required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

15	Certain Records.

(a) The Sub-Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Sub-Adviser’s services under this Agreement and the Series’ investments made by the Sub-Adviser as are required by Section 31 of the 1940 Act, and rules and regulations thereunder, and by other applicable legal provisions, including the Advisers Act, the 1934 Act, the CEA, and rules and regulations thereunder and to preserve such records for the periods and in the manner required by that Section, and those rules, regulations and legal provisions. In compliance with the requirements of Rule 31a-3 under the 1940 Act, any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Series are the property of the Series and a copy shall be provided promptly to the Series or the Adviser on request.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained for the Series and preserved by it as required hereby shall be subject at any time, and from time to time, to such periodic, special and other examinations by the SEC, the Series’ auditors, the Series or any representative of the Series (including, without limitation, the Series’ Chief Compliance Officer), the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Adviser or the Series.

16.	Standard of Care and Liability of Sub-Adviser.

(a) The Sub-Adviser acknowledges that it shall act in a fiduciary capacity with respect to the Series. The Sub-Adviser shall not be liable to the Trust, the Series, the Adviser or to any of their respective affiliates or to any shareholder for any error of judgment or for any loss suffered by the Series in connection with the performance of this Agreement, except for a loss directly resulting from the Sub-Adviser’s (i) willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its obligations and duties hereunder, or (ii) material breach of this Agreement.

(b) In no event will the Sub-Adviser or its affiliates have any responsibility for any other fund of the Trust, for any portion of the Series not managed by the Sub-Adviser, or for the acts or omissions of any other sub-investment adviser to the Trust or Series.

(c) The Sub-Adviser does not guarantee the future performance of the Series or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Series. The Adviser understands that investment decisions made for the Series by the Sub-Adviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable.

(d) Under no circumstances shall the Adviser or the Sub-Adviser be liable for any special or punitive damages.

(e) Nothing in this Section 16 shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

17.	Indemnification.

(a) Notwithstanding Section 16 of this Agreement and to the extent permissible under applicable law, the Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person of the Adviser, and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933 (the “1933 Act”), controls the Adviser (all of such persons being referred to as “Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which an Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Code, under any other statute, at common law or otherwise, directly resulting from the Sub-Adviser’s responsibilities as Sub-Adviser of the Series, which directly results from: (i) any willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties, or by reason of reckless disregard of the Sub-Adviser’s obligations and duties under this Agreement, or by any of its employees or representatives, or any affiliate of or any person acting on behalf of the Sub-Adviser; or (ii) any material breach of this Agreement, including but not limited to, a breach of a representation or warranty herein; provided, however, that in no case shall the indemnity in favor of a Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b) To the extent permissible under applicable law, the Adviser agrees to indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls the Sub-Adviser (all of such persons being referred to as “Sub-Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Code, under any other statute, at common law or otherwise, directly resulting from the Adviser’s responsibilities to the Trust, which directly results from: (i) any willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or reckless disregard of the Adviser’s obligations and duties under this Agreement, or by any of its employees or representatives or any affiliate of or any person acting on behalf of the Adviser; or (ii) any material breach of this Agreement, including but not limited to, a breach of a representation or warranty herein; provided, however, that in no case shall the indemnity in favor of the Sub-Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

(c) The Sub-Adviser shall not be liable under Paragraph (a) of this Section 16 with respect to any claim made against an Adviser Indemnified Person unless such Adviser Indemnified Person shall have notified the Sub-Adviser in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Adviser Indemnified Person (or after such Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Sub-Adviser of any such claim shall not relieve the Sub-Adviser from any liability that it may have to the Adviser Indemnified Person against whom such action is brought otherwise than on account of this Section 16. In case any such action is brought against the Adviser Indemnified Person, the Sub-Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Adviser Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to the Adviser Indemnified Person. The Adviser Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Sub-Adviser shall not be liable to the Adviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Adviser Indemnified Person independently in connection with the defense thereof. The Sub-Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Adviser Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Adviser Indemnified Person.

(d) The Adviser shall not be liable under Paragraph (b) of this Section 16 with respect to any claim made against a Sub-Adviser Indemnified Person unless such Sub-Adviser Indemnified Person shall have notified the Adviser in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Sub-Adviser Indemnified Person (or after such Sub-Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability that it may have to the Sub-Adviser Indemnified Person against whom such action is brought otherwise than on account of this Section 16. In case any such action is brought against the Sub-Adviser Indemnified Person, the Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Sub-Adviser Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to the Sub-Adviser Indemnified Person. The Sub-Adviser Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Adviser shall not be liable to the Sub-Adviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Sub-Adviser

Indemnified Person independently in connection with the defense thereof. The Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Sub-Adviser Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Sub-Adviser Indemnified Person.

18.	Duration and Termination.

(a) With respect to each Series identified on Schedule A hereto as in effect on the date of this Agreement, unless earlier terminated with respect to any Series, this Agreement shall continue in full force and effect until April 30, 2018. Thereafter, unless earlier terminated with respect to a Series, this Agreement shall continue in full force and effect with respect to each such Series for successive periods of one year until each subsequent annual anniversary of April 30, 2018, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board, provided that such continuance is also approved by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons, as defined in the 1940 Act, of the Trust (“Interested Persons”), cast in person at a meeting called for the purpose of voting on such approval, or (ii) the “vote of a majority of the outstanding voting securities” of the Series (as defined in the 1940 Act).

(b) With respect to any Series that is added to Schedule A hereto after the date of this Agreement, this Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Series under this Agreement or (ii) the date upon which the shares of the Series are first sold (hereinafter, the “Commencement Date”), subject to the condition that the Board, including a majority of the Trustees who are not parties to this Agreement or Interested Persons, and the shareholders of such Series, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Series, this Agreement shall continue in full force and effect until the first anniversary of April 30, 2018 that follows the first anniversary of the Commencement Date, but no later than two years from the Commencement Date with respect to that Series. Thereafter, unless earlier terminated with respect to a Series, this Agreement shall continue in full force and effect with respect to each such Series for successive periods of one year until each subsequent annual anniversary of April 30, 2018, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board, provided that such continuance is also approved by the vote of a majority of the Trustees who are not parties to this Agreement or Interested Persons, cast in person at a meeting called for the purpose of voting on such approval, or (ii) a “vote of a majority of the outstanding voting securities” of such Series (as defined in the 1940 Act). However, any approval of this Agreement by the “vote of a majority of the outstanding voting securities” of a Series (as defined in the 1940 Act) shall be effective to continue this Agreement with respect to such Series notwithstanding (i) that this Agreement has not been approved by “a vote of a majority of the outstanding voting securities” of any other Series (as defined in the 1940 Act) or (ii)

that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Series, unless such approval shall be required by any other applicable law or otherwise.

(c) Notwithstanding the foregoing, this Agreement may be terminated with respect to any Series covered by this Agreement: (i) by the Adviser at any time, upon 60 days’ written notice to the Sub-Adviser and the Trust, (ii) at any time without payment of any penalty by the Series, by the Board or a majority of the outstanding voting securities of the Series, upon 60 days’ written notice to the Sub-Adviser, or (iii) by the Sub-Adviser upon three months’ written notice unless the Trust or the Adviser requests additional time to find a replacement for the Sub-Adviser, in which case the Sub-Adviser shall allow the additional time requested by the Trust or Adviser not to exceed three additional months beyond the initial three-month notice period; provided, however, that the Sub-Adviser may terminate this Agreement at any time without penalty, effective upon written notice to the Adviser and the Trust, in the event either the Sub-Adviser (acting in good faith) or the Adviser ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes incapable of providing investment management services pursuant to its respective contract with the Trust, or in the event the Adviser becomes bankrupt or otherwise incapable of carrying out its obligations under this Agreement, or in the event that the Sub-Adviser does not receive compensation for its services from the Adviser or the Series as required by the terms of this Agreement. For the avoidance of doubt, if this Agreement is terminated with respect to one or more Series it may continue in effect with respect to any Series as to which it has not been terminated.

(d) In the event of termination for any reason, a copy of all records maintained by the Sub-Adviser for each Series for which this Agreement is terminated shall promptly be delivered to the Adviser or the Trust.

(e) This Agreement shall automatically terminate in the event of its assignment, as such term is described in the 1940 Act.

19.	Notices. Unless otherwise provided in this Agreement or otherwise agreed by the Adviser in writing, all notices and other communications hereunder shall be in writing. Notices and other writings delivered or mailed postage prepaid to the Adviser and the Trust at 7 Hanover Square, H-23G, New York, NY 10004, Attention: Equity Counsel, or to the Sub-Adviser at J.P. Morgan Investment Management Inc., 4 New York Plaza, Floor 10, New York, N.Y. 10004-2413, Attention: Jessica Badillo, or to such other address as the Adviser or the Sub-Adviser may hereafter specify by written notice to the most recent address specified by the other party, shall be deemed to have been properly delivered or given hereunder to the respective addressee when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

20.	Confidentiality.

(a) Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Series (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates under common control with Recipient on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b) The confidentiality provisions of this Section 20 will not apply to any information that either party hereto can show: (i) is or subsequently becomes publicly available without breach of any obligation owed to the other party; (ii) became known to either party from a source other than the other party, and without breach of an obligation of confidentiality owed to the other party; (iii) is independently developed by either party without reference to the information required by this Agreement to be treated confidentially; or (iv) is used by either party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement. Nothing in this Section 19 will be deemed to prevent a party from disclosing any information received hereunder pursuant to any applicable law, rule or regulation or in response to a request from a duly constituted regulatory, self-regulatory or other judicial authority with appropriate jurisdiction over such party.

21.	Confidential Treatment.

It is understood that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by the Series and the Adviser as confidential and for use only by the Adviser and the Series. Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and the Sub-Adviser, the Adviser and the Series will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any list of securities held by the Series for a period of at least 30 days after month end, except that the Series’ top 10 holdings may be disclosed 10 days after month end. In addition, the Adviser or the Series may disclose, earlier than 30 days after month end, a list of the securities held by the Series to certain third parties who have entered into a confidentiality agreement with the Series.

22.	Use of Names

(a)	The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Series’ disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, the Series or any of their affiliates in its marketing materials unless it first receives prior written approval of the Series and the Adviser.

(b)	It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

23.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

24.	Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Trustees who are not parties to this Agreement or Interested Persons of the Trust, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Series’ outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of the SEC order permitting it to modify this Agreement without such vote).

25.	Third-Party Beneficiaries. The Trust and the Series are intended third-party beneficiaries under this Agreement and are entitled to enforce this Agreement as if they were a party thereto. The parties to this Agreement do not intend for this Agreement to benefit any other third party, including without limitation a record owner or beneficial owner of shares of the Series. The terms of this Agreement may be enforced solely by a party to this Agreement, the Trust, and the Series.

26.	Survival. Sections 5, 9(b), 9(c), 9(d), 9(e), 9(f), 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 25, 30 and 31 shall survive the termination of this Agreement.

27.	Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

28.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29.	Delegation.

The Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting, proxy voting or ancillary services required to enable the Sub-Adviser to perform its functions under this Agreement. The Sub-Adviser may provide information about the Series to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. The Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the Sub-Adviser of any of its obligations under this Agreement.

30.	Anti-Money Laundering.

Adviser acknowledges that the Sub-Adviser operates so as to comply with all applicable federal, state and local laws relating to the prevention of money laundering and terrorist financing. Adviser hereby acknowledges that it or its service provider agent has policies and procedures in place designed to comply with Anti -Money Laundering (“AML”) requirements in the United States, including the Bank Secrecy Act as amended by the USA PATRIOT ACT as amended, and other applicable laws and regulations in those jurisdictions where the Adviser operates, relating to the prevention of money laundering and terrorist financing (“AML Program”). Adviser also acknowledges that it or its service provider agent has policies and procedures in place designed to comply with the prohibitions and restrictions mandated by the U.S. Treasury Department’s Office of Foreign Assets Control and all other sanctions laws and regulations applicable in the jurisdictions in which it operates. To the Adviser’s knowledge, any solicitations and other activities by Adviser or, as applicable, its service providers in connection with the Series have been and will be conducted in accordance with such applicable AML and sanctions laws and regulations.

31.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder. To the extent that the applicable laws of the State of New York or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute this Agreement as of the day and year first written above.

PARK AVENUE INSTITUTIONAL ADVISERS LLC

By:	/s/ John H. Walter
Name:	John H. Walter
Title:	Senior Vice President, Chief Financial Officer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Jessica Badillo
Name:	Jessica Badillo
Title:	Vice President

Schedule A

to

Sub-Advisory Agreement between

Park Avenue Institutional Advisers LLC and

J.P. Morgan Investment Management Inc.

Series	Fee (as an annual percentage of average daily net assets of the Series):

Guardian International Growth VIP Fund	0.40%